                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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                            First Bank System, Inc.
--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------
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
                           [LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   COMPARISON
                                     OF THE
        PROPOSED FIRST BANK SYSTEM, INC./FIRST INTERSTATE BANCORP MERGER
                                    AND THE

                   PROPOSED WELLS FARGO & CO. EXCHANGE OFFER

----------------------------------------------------------------------
----------------------------------------------------------------------

                                                               DECEMBER 13, 1995

    The participants in this solicitation may include First Bank System, Inc. ("FBS"), the directors of FBS (John F. Grundhofer, Roger L. Hale, Delbert W. Johnson, Norman M. Jones, John H. Kareken, Richard L. Knowlton, Jerry W. Levin, Kenneth A. Macke, Marilyn C. Nelson, Edward J. Phillips, James J. Renier, S. Walter Richey, Richard L. Robinson, Richard L. Schall and Lyle E. Schroeder), Lester Pollack (Board Observer) and the following executive officers and employees of FBS: Richard A. Zona (Vice Chairman and Chief Financial Officer), Philip G. Heasley (Vice Chairman and President, Retail Product Group), Lee R. Mitau (Executive Vice President, Secretary and General Counsel), Susan E. Lester (Executive Vice President), Elizabeth A. Malkerson (Senior Vice President, Corporate Relations), David R. Edstam (Executive Vice President and Treasurer), David J. Parrin (Senior Vice President and Controller), Arnold C. Hahn (Senior Vice President, Corporate Development), Andrew Cecere (Senior Vice President, Management Accounting and Forecasting), John R. Danielson (Senior Vice President, Investor Relations), Wendy Raway (Vice President and Manager of Media Relations) and Karin Glasgow (Assistant Vice President, Investor Relations).

    FBS and First Interstate Bancorp ("First Interstate" or "FI") are parties to an Agreement and Plan of Merger, dated as of November 5, 1995, pursuant to which a wholly owned subsidiary of FBS is to merge with and into First Interstate. In addition, First Interstate has granted to FBS an option to purchase up to 19.9% of the outstanding shares of common stock of First Interstate in certain circumstances. As of October 31, 1995, certain FBS subsidiaries held 54,437 shares of First Interstate common stock in a fiduciary capacity. FBS disclaims beneficial ownership of shares of First Interstate common stock held in a fiduciary capacity and any other shares held by any pension plan of FBS or any affiliates of FBS.

    As of November 30, 1995, Marilyn C. Nelson and Richard L. Robinson, directors of FBS, held 2,000 shares and 150 shares, respectively, of First Interstate common stock. Lester Pollack is an executive officer of Corporate Advisors, L.P., the general partner of two shareholders of FBS and the investment manager for another shareholder of FBS. Corporate Advisors, L.P. may be deemed to be indirectly controlled by Lazard Freres & Co. LLC, of which Mr. Pollack is a managing director. Lazard Freres & Co. LLC engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, Lazard Freres & Co. LLC may trade securities of First Interstate for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

    Although J.P. Morgan Securities Inc. does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in
Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission (the "Commission"), or that such Schedule 14A requires the disclosure of certain information concerning J.P. Morgan Securities Inc., it may assist FBS in this solicitation. J.P. Morgan Securities Inc. engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, J.P. Morgan Securities Inc. may trade securities of First Interstate for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

    Except as disclosed above, to the knowledge of FBS, none of FBS, the directors or executive officers of FBS or the employees or other representatives of FBS named above has any interest, direct or indirect, by security holdings or otherwise, in First Interstate.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            -----
INTRODUCTION..............................................................     4
SUMMARY COMPARISON OF THE MERGER AND THE WELLS OFFER......................     5
COMPARISON OF THE MERGER AND THE WELLS OFFER..............................     9
Value to First Interstate Shareholders....................................     9
  Introduction............................................................     9
  Reported Earnings Per Share Analysis....................................     9
  Wells Fargo's Newfound Optimism.........................................    10
  Goodwill Burden.........................................................    11
  "Cash Earnings Per Share" Analysis......................................    13
  Stock Price Analysis....................................................    14
  Stock Repurchase Program................................................    15
Significant Uncertainties and Potential Delays Associated with the Wells
 Offer....................................................................    15
  Antitrust and Regulatory Uncertainties and Delays.......................    16
  Rights Plan and Section 203 Condition...................................    17
  Minimum Tender Condition................................................    17
  Accounting Treatment....................................................    17
Strategic Advantages......................................................    18
  Introduction............................................................    18
  Efficiency and Growth Prospects.........................................    18
  Market Positions........................................................    20
Risk Elements.............................................................    23
  Capital Structure.......................................................    23
  Geographic Concentration................................................    23
  Business Mix............................................................    23
Technological Advantages..................................................    24
Cost Savings and Associated Revenue Losses................................    25
  Anticipated Expense Reductions..........................................    25
  Sources of Cost Eliminations............................................    26
  Analysis of Net California Savings......................................    29
  Additional Revenue Sources..............................................    32

                                  INTRODUCTION

    On November 5, 1995, FBS, First Interstate and a wholly owned subsidiary of FBS ("Merger Sub") entered into a merger agreement (the "Merger Agreement") pursuant to which Merger Sub will, upon the terms and subject to the conditions set forth in the Merger Agreement, merge with and into First Interstate (the
"Merger"), with First Interstate surviving the Merger as a wholly owned subsidiary of FBS. As used in this comparison, "New First Interstate" refers to FBS after the Merger. Pursuant to the Merger, each outstanding share of common stock, $2.00 par value ("First Interstate Common Stock"), of First Interstate will be converted into the right to receive 2.60 shares of common stock of New First Interstate.

    On November 13, 1995, Wells Fargo & Co. ("Wells Fargo" or "WFC") announced that it intended to commence an exchange offer for each share of First Interstate Common Stock (the "Wells Offer"). Pursuant to the Wells Offer, Wells Fargo would exchange two-thirds of a share of Wells Fargo common stock for each share of First Interstate Common Stock. The terms of the Wells Offer are set forth in a Registration Statement on Form S-4 filed by Wells Fargo on November 27, 1995 (the "Wells S-4").

    On November 20, 1995, First Interstate announced that its board of directors (the "First Interstate Board") had determined by unanimous vote (with two directors absent) that the Wells Offer is not in the best interests of First Interstate and its shareholders. Accordingly, the First Interstate Board recommended that First Interstate shareholders reject the Wells Offer and not tender their shares of First Interstate Common Stock pursuant to the Wells Offer. The First Interstate Board also reaffirmed its determination that the terms of the Merger are fair to, and in the best interests of, First Interstate and its shareholders.
                            ------------------------

    The comparison contained herein of the Merger of First Interstate with FBS and the Wells Offer includes certain statements and forecasts with respect to anticipated future performance of First Interstate, FBS and Wells Fargo. Although FBS considers such statements and forecasts reasonable to the extent they relate to FBS and New First Interstate, such statements and forecasts are necessarily based upon estimates and assumptions that are inherently subject to significant economic, business, regulatory and other uncertainties and contingencies, many of which are beyond the control of FBS. Certain statements and forecasts of Wells Fargo are those presented by Wells Fargo in publicly available documents or public statements, and, except as otherwise set forth herein, FBS expresses no opinion with respect thereto. In analyzing the offer of Wells Fargo described herein, FBS has used estimates and assumptions relating to Wells Fargo that differ from those used by Wells Fargo in publicly available documents or public statements for the reasons set forth herein. Actual results may vary from those set forth herein, and such variances may be material and adverse. The independent auditors of, and financial advisors to, FBS have expressed no opinion or other form of assurance with respect to the statements and forecasts contained herein. The information contained herein should be read in conjunction with the Registration Statement on Form S-4 (as amended from time to time, the "FBS Registration Statement") filed by FBS with the Commission on November 20, 1995.

    THIS COMPARISON DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY BY ANYONE IN ANY STATE IN WHICH SUCH SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

    THE DELIVERY OF THIS COMPARISON SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FBS, FIRST INTERSTATE OR WELLS FARGO SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

              SUMMARY COMPARISON OF THE MERGER AND THE WELLS OFFER

    Set forth below is FBS's comparison of the effects of the Merger and the Wells Offer from the perspective of First Interstate and its shareholders. FBS believes that the Merger clearly offers better prospects for growth and creates superior value for First Interstate shareholders for the reasons summarized below and set forth in detail in the subsequent sections of this document:

    - VALUE.    As  set  forth  more  fully  under  "Value  to  First Interstate
      Shareholders," the Merger provides the superior value to First Interstate shareholders, as demonstrated by the following analyses:

       REPORTED EARNINGS PER SHARE. The earnings per share accretion to First Interstate shareholders from the Merger is projected to be 24% in 1997
     (the first full year of combined operations), compared with no accretion for the Wells Offer. Reported earnings per share is the most widely accepted measurement of financial performance under generally accepted accounting principles. Based upon current normalized earnings multiples applied to estimated 1997 earnings, this disparity translates into an implied purchase price by FBS of $156.31 per share of First Interstate Common Stock, compared to an implied purchase price by Wells Fargo of $131.66 per share of First Interstate Common Stock, resulting in a differential of $24.65 per share. The significant difference in reported earnings per share is in part attributable to the difference in accounting treatment for the proposed transactions. The Merger will be accounted for under the pooling-of-interests method of accounting, whereas the Wells Offer would be accounted for as a purchase. As a result, Wells Fargo would penalize future earnings of the combined entity with more than $8 billion in additional goodwill and other intangibles. The enormous goodwill burden of the combined entity would depress future reported earnings by approximately $400 million per year after taxes, reduce Wells Fargo's financial flexibility in an economic downturn, potentially limit Wells Fargo's ability to do future acquisitions and will therefore likely be of concern to investors and receive close scrutiny by regulators. Conversely, in the Merger, First Interstate shareholders benefit from the pooling-of-interests accounting treatment of the Merger.

       "CASH EARNINGS PER SHARE." Although FBS believes that reported earnings per share constitutes the most meaningful measure of financial performance, the Merger is also superior to the Wells Offer based on estimated "cash earnings per share" (earnings before amortization of goodwill and other intangibles), the measurement methodology favored by Wells Fargo. Under this analysis, the Merger provides an expected 15%, 25% and 25% "cash earnings per share" accretion to First Interstate shareholders in 1996, 1997 and 1998, respectively, as opposed to 9%, 21% and 24% for the Wells Offer. The accretion analysis presented by Wells Fargo in the Wells S-4 is misleading because of its focus on the relative benefits of the two transactions to shareholders of FBS and Wells Fargo, instead of to First Interstate shareholders. Further, Wells Fargo's analysis of future earnings uses mutually exclusive assumptions that raise serious questions about its future stock price.

       EFFECT OF RECENT WELLS FARGO DISCLOSURES. On December 6 and 7, 1995, Wells Fargo made presentations that led many analysts to project aggressive 1996 growth rates for Wells Fargo, thereby increasing Wells Fargo's estimated earnings per share for 1996. The analyses of reported earnings per share and "cash earnings per share" set forth above give effect to the revised Wall Street estimates arising out of the asserted higher growth rates. However, these revised estimates are inconsistent with the past performance of Wells Fargo and FBS believes such estimates overstate the future prospects of Wells Fargo. Accordingly, the value advantages inherent in the Merger demonstrated above would be even more pronounced using what FBS believes to be more realistic earnings estimates for Wells Fargo. For example, using such estimates, as more fully described herein (see "Value to First Interstate Shareholders--Wells Fargo's Newfound Optimism"), the Wells Offer would result in dilution of 4% in reported earnings per share and accretion of only 17% in "cash earnings per share" in 1997 to First

     Interstate shareholders. In FBS's view, skepticism with respect to Wells Fargo's recent growth projections is especially warranted in view of the reported admissions by Wells Fargo executives regarding its limited growth environment.

    - SIGNIFICANT UNCERTAINTIES AND POTENTIAL DELAYS ASSOCIATED WITH THE WELLS OFFER. The Wells Offer involves a number of uncertainties that FBS believes could cause potential delays not faced in the Merger. FBS believes the divestitures that will be required in connection with the Wells Offer will significantly exceed the levels assumed by Wells Fargo and that achieving the required divestitures may entail substantial delays that will not be encountered in connection with the Merger. Wells Fargo concedes in its application to the Federal Reserve Board that it must divest approximately $900 million in deposits to alleviate the adverse competitive effects that would arise out of any consummation of the Wells Offer. This figure apparently assumes that thrift institutions will be given a 50% weighting for competitive purposes. FBS believes that California thrifts are not large suppliers of business banking services and, therefore, should be given less effect in assessing the competitive impact of the Wells Offer. If thrifts were weighted at 20% rather than 50%, for example, Wells Fargo's required divestitures would approximate $2.3 billion in approximately 20 separate markets. Substantial divestitures would require increased time to locate buyers and negotiate sales, particularly if Wells Fargo seeks to divest some of First Interstate's existing branches that Wells Fargo does not control. The Merger involves minimal divestitures and therefore would not be subject to these potential delays. As discussed below under "Significant Uncertainties and Potential Delays Associated with the Wells Offer--Antitrust and Regulatory Uncertainties and Delays," in large transactions announced in 1995, the time from public announcement of the transaction to regulatory approval for transactions involving substantial divestitures was significantly longer than for transactions which did not involve such divestitures. Wells Fargo has also announced plans to close 85% of First Interstate's branches in California. In several recent transactions that involved large branch overlaps and significant divestitures and/or potential branch closings, such as would result from the Wells Offer, the Federal Reserve Board has ordered public hearings to consider the effect of the transaction on the convenience and needs of the communities to be served and the performance of the institutions under the Community Reinvestment Act. The process of scheduling and conducting regulatory hearings and receiving and reviewing testimony has generally extended the period of time for regulatory consideration of the related transactions. Although the Federal Reserve Board has not indicated that it will hold hearings in connection with either the Wells Offer or the Merger, the Merger, unlike the Wells Offer, does not involve any significant branch overlaps, divestitures or branch closings. The Wells Offer is also subject to other substantial uncertainties, conditions and contingencies which could adversely affect the Wells Offer and the timing thereof. These concerns include the First Interstate "poison pill" rights plan, certain antitakeover provisions of Delaware law and the 62.7% minimum tender condition of the Wells Offer. The Merger is not subject to these uncertainties. See "Significant Uncertainties and Potential Delays Associated with the Wells Offer."

    - STRATEGIC ADVANTAGES. FBS is the best strategic partner for First Interstate in terms of building shareholder value. The Merger will create significant opportunities for efficiency, revenue growth and risk diversification. The Merger also offers First Interstate shareholders the opportunity to participate in the expected future growth of FBS and First Interstate. FBS has built its franchise by investing in technology, expanding its core businesses and creating a culture in which day to day operations are consistently evaluated with a view to maximizing shareholder value. FBS believes the combined company can successfully implement these strategies at New First Interstate following the Merger. See "Strategic Advantages." The following are highlights of the strategic advantages of the Merger to First Interstate shareholders:

        - Because of its proven centralized approach to multi-state banking, FBS is one of the most efficient banks in the country.

        - FBS has considerably expanded its businesses in recent years, both through internal growth and through acquisitions, especially when compared with Wells Fargo. In the last three years, FBS has achieved 12% annualized growth in loans and 10.8% annualized growth in non-interest income, compared with 1.2% and 8.5%, respectively, for Wells Fargo. This growth has contributed to increases in annualized net income to common shares and earnings per share of 22.2% and 22.1%, respectively, since the beginning of 1993, as opposed to 5.0% and 11.6% for Wells Fargo.

        - The combination of First Interstate and FBS will result in one of the leading financial institutions in several high growth, high return businesses, including consumer credit cards, corporate and purchasing card services, card-accessed secured and unsecured lines of credit, automatic teller machines and merchant processing, corporate trust services and asset management.

        - New First Interstate will be ranked as one of the top three financial institutions in terms of market share in 11 states. A combination of Wells Fargo and First Interstate would achieve such a ranking in only four states (three of which are attributable to the pre-combination rankings of First Interstate).

        - New   First  Interstate  will  be  one  of  the  top  three  financial institutions in terms of market share in 39 major metropolitan areas.

    - RISK ELEMENTS. Completion of the Wells Offer would result in an institution with a much higher risk profile than New First Interstate in terms of capital structure, geographic concentration, business operations and diversification. An entity comprised of Wells Fargo and First Interstate would have the most goodwill and other intangibles and the highest ratio of total goodwill and other intangibles to equity among large regional banks. Consummation of the Wells Offer would generate more than $8 billion of additional goodwill and other intangibles and result in a ratio of goodwill and other intangibles to equity of 65% for the combined entity. Such entity would also be overly concentrated geographically, with approximately 70% of its total assets and 78% of its real estate loan assets located in California. In addition, Wells Fargo is pursuing a retail strategy that will attempt to force its customers to abandon traditional branch banking in what FBS believes to be an unrealistic time frame. Moreover, the revenue stream of Wells Fargo is highly dependent on real estate lending, one of the most volatile segments of the banking business. See "Risk Elements."

    - TECHNOLOGICAL ADVANTAGES. FBS's technological advantages will allow it to integrate the operations of First Interstate with its own in one-sixth the amount of time estimated by Wells Fargo to be required in connection with its integration of First Interstate's operations. As a result, the management and other employees of New First Interstate will be able to more quickly combine operations, enabling New First Interstate to realize cost savings net of revenue reductions of approximately $250 million in 1996 compared with FBS's estimate of $150 million for Wells Fargo. Unlike Wells Fargo, FBS currently employs centralized, multi-state operations and information systems compatible with those of First Interstate. Moreover, FBS has a proven ability to quickly and efficiently integrate companies with multi-state operations, and the compatibility of its information systems with those of First Interstate should enable FBS to realize cost savings more quickly and minimize service disruptions and customer inconvenience. Wells Fargo, on the other hand, has not attempted a major bank acquisition in nearly a decade and has never integrated a bank with substantial operations outside of California. See "Technological Advantages."

    - COST TAKEOUT AND REVENUE IMPACT. FBS expects to achieve annual savings net of revenue reductions of approximately $500 million through the combination of FBS and First Interstate. FBS's projections are achievable and are based upon realistic, reasonable assumptions reflect-
     ing FBS's access to First Interstate's books and records and FBS's extensive acquisition experience. Wells Fargo has significantly overstated the cost eliminations and understated the revenue losses that could reasonably be expected to result from the consummation of the Wells Offer. Despite the relative advantage of the overlap between Wells Fargo and First Interstate in California, FBS does not believe that Wells Fargo can realistically expect to realize more than $600 million of annual savings net of revenue reductions through the Wells Offer before intangible amortization. In fact, when the heavy burden of the amortization of more than $8 billion of additional goodwill and other intangibles is taken into account, FBS has a net annual advantage of approximately $250 million in after-tax earnings. In addition, the significantly greater divestitures that FBS believes will be required in connection with the Wells Offer will result in significant additional revenue losses. See "Cost Savings and Associated Revenue Losses."

    - WELLS FARGO'S SERIES OF QUESTIONABLE ASSUMPTIONS. In evaluating the arguments advanced by Wells Fargo in support of the Wells Offer, First Interstate shareholders need to consider carefully whether each of the questionable (and, in FBS's view, unjustified) assumptions employed by Wells Fargo can be believed. Perhaps the most questionable assumption advanced by Wells Fargo is that the investment community will accept Wells Fargo's unorthodox reliance on "cash earnings per share" as the critical measure of financial performance, and ignore the massive amount of goodwill and associated amortization generated by the purchase accounting treatment required in connection with the Wells Offer. See "Value to First Interstate Shareholders--'Cash Earnings Per Share' Analysis." In terms of projected cost takeouts, Wells Fargo has asserted it can double the savings advanced by FBS with respect to the Merger, despite having only the "California overlap" advantage. See "Cost Savings and Associated Revenue Losses--Analysis of Net California Savings." Similarly, Wells Fargo's assumed amount of required asset divestitures is less than one-half of the amount FBS estimates would be required in order for Wells Fargo to secure regulatory approval of the Wells Offer. See "Significant Uncertainties and Potential Delays Associated with the Wells Offer." Moreover, in FBS's view, the Wells Fargo stock repurchase assumptions and related earnings projections are internally inconsistent and do not appear to be achievable, as discussed in "Value to First Interstate Shareholders--Stock Price Analysis." Most recently, Wells Fargo announced certain projections, which FBS believes are based on exaggerated assumptions, such as a substantial decrease in traditional branch distribution capacity by the end of 1996 and a dramatic increase in net interest income despite flat results in recent years. Wall Street analysts that revised earnings estimates based on the recently revised Wells Fargo projections increased their earnings estimate by an average of 8%, resulting in turn in a substantial increase in Wells Fargo's stock price. See "Value to First Interstate Shareholders--Wells Fargo's Newfound Optimism." Even if an investor were to be persuaded by portions of Wells Fargo's arguments, FBS believes it is implausible that investors will accept all of these assumptions, as is necessary in order to agree with the value attributed to the Wells Offer by Wells Fargo.

                  COMPARISON OF THE MERGER AND THE WELLS OFFER

    The following discussion compares the Merger and the Wells Offer from the perspective of the shareholders of First Interstate, an analysis that Wells Fargo has, for reasons that will become apparent, in large part avoided.

VALUE TO FIRST INTERSTATE SHAREHOLDERS

    INTRODUCTION. Wells Fargo consistently fails to analyze the Merger and the Wells Offer from the perspective of First Interstate shareholders. For example, the accretion analysis presented in the Wells S-4 is irrelevant and misleading to First Interstate shareholders in that it intentionally focuses on the effects of the Wells Offer on Wells Fargo shareholders and of the Merger on FBS shareholders, not on the accretion to First Interstate shareholders that would result from the two transactions. As discussed below, the Merger is expected to be significantly more accretive to First Interstate shareholders than the Wells Offer on an earnings per share basis. The Merger is also more accretive to First Interstate shareholders on the "cash earnings per share" approach advanced by Wells Fargo as part of its attempt to ignore the negative impact on earnings that will result from the enormous goodwill expense that the Wells Offer would generate.

    REPORTED EARNINGS PER SHARE ANALYSIS. The Merger provides the superior value to First Interstate shareholders based on reported earnings per share (determined in accordance with generally accepted accounting principles), the most widely accepted measurement of financial performance. As is more fully described below, based on current 1996 Wall Street consensus estimates of normalized earnings per share for FBS and Wells Fargo, the Merger produces superior earnings per share accretion to First Interstate shareholders of 14% in 1996 and 24% in each of 1997 and 1998. In contrast, the Wells Offer would be dilutive to First Interstate shareholders by 10% in 1996, neutral in 1997 and 5% accretive in 1998. These projections assume annual savings net of revenue reductions of $600 million in connection with the Wells Offer and $500 million of net cost savings as a result of the Merger. See "Cost Savings and Associated Revenue Losses." Although FBS believes such estimates to be unrealistically optimistic, the Wells Fargo reported earnings per share estimates described above are based on the recent aggressive growth projections resulting from presentations made by Wells Fargo to investors and analysts on December 6 and 7, 1995. As shown below under "Alternative Case Estimates," FBS believes the accretion to First Interstate shareholders under the Wells Offer would be even less attractive using what FBS believes to be more realistic assumptions regarding Wells Fargo's future growth. In this scenario, the Wells Offer would be dilutive to First Interstate shareholders by 12% and 4% in 1996 and 1997, respectively, and accretive by only 1% in 1998.

              ESTIMATED REPORTED EARNINGS PER SHARE COMPARISON (A) FIRST INTERSTATE SHAREHOLDER PERSPECTIVE

                                                                       THE WELLS OFFER
                                                              CONSENSUS              ALTERNATIVE
                                    THE MERGER (B)          ESTIMATES (B)         CASE ESTIMATES (C)
                                 1996    1997    1998    1996    1997    1998    1996    1997    1998
                                ------  ------  ------  ------  ------  ------  ------  ------  ------
First Interstate base EPS.....  $10.99  $12.53  $14.31  $10.99  $12.53  $14.31  $10.99  $12.53  $14.31
Post-acquisition EPS..........  $12.50  $15.61  $17.74  $ 9.90  $12.59  $15.09  $ 9.62  $12.07  $14.50
Accretion/(dilution) to First
 Interstate shareholders......   14%     24%     24%    (10)%     --      5%    (12)%    (4)%     1%

FBS/WELLS FARGO SHAREHOLDER PERSPECTIVE

                                                                     WFC/THE WELLS OFFER
                                                              CONSENSUS              ALTERNATIVE
                                  FBS/THE MERGER (B)        ESTIMATES (B)         CASE ESTIMATES (C)
                                 1996    1997    1998    1996    1997    1998    1996    1997    1998
                                ------  ------  ------  ------  ------  ------  ------  ------  ------
Base EPS......................  $ 4.60  $ 5.15  $ 5.75  $18.75  $20.99  $23.44  $17.25  $19.31  $21.56
Post-acquisition EPS..........  $ 4.81  $ 6.00  $ 6.82  $15.28  $18.88  $22.64  $14.48  $18.10  $21.75
Accretion/(dilution) to
 acquiror shareholders........    5%     17%     19%    (18)%   (10)%    (3)%   (16)%    (6)%     1%

------------------------------
(a) Assumes that (i) each transaction is consummated on March 31, 1996, (ii) the $500 million in cost savings net of revenue reductions for FBS will be phased in at $250 million, $500 million and $500 million in 1996, 1997 and 1998, respectively, and (iii) the $600 million in cost savings net of revenue reductions for Wells Fargo will be phased in on a straight-line basis over the assumed 18 month integration period ($150 million, $450 million and $600 million in 1996, 1997 and 1998, respectively). The after-tax benefit of the cost savings net of revenue reductions projected for each transaction is assumed to be applied to the repurchase of shares in each case presented. Amortization of goodwill and other intangibles related to the Wells Offer is estimated to be $423 million annually ($6.8 billion amortized over 25 years and $1.5 billion amortized over 10 years).

(b) Wells Fargo and First Interstate base EPS are adjusted for a normalized loan loss provision ($320 million in 1996 for Wells Fargo, as described in its November 13, 1995 analyst presentation, and 50 basis points of average loans for First Interstate). Earnings per share is based on brokerage analyst estimates, published by First Call Corporation ("First Call"), for 1996 as of December 12, 1995 for FBS. Estimates for Wells Fargo are based on the average, as reported by First Call, of the nine analyst estimates that were updated between December 7, 1995 and December 12, 1995. Estimates of earnings per share for FBS and Wells Fargo for 1997 and 1998 were derived by applying an approximately 12% annual growth rate to 1996 estimates of earnings per share. First Interstate earnings per share are assumed to be $10.99 in 1996 and First Interstate earnings estimates for 1997 and 1998 were derived by applying an approximately 14% annual growth rate to 1996 estimated earnings. The estimates referred to in this footnote (b) are herein referred to as the "Consensus Estimates."

(c) Earnings per share for 1996 is based on FBS's view of a realistic earnings estimate (the "Alternative Case Estimate") for Wells Fargo, including a loan loss provision of approximately $300 million (or 80 basis points of average loans). Estimated earnings per share for 1997 and 1998 were derived by applying an approximately 12% annual growth rate to the 1996 Alternative Case Estimate of Wells Fargo's 1996 earnings per share.

    Even using Wells Fargo's assumption that it can achieve $400 million more in net cost reductions than FBS, which FBS believes is not credible (see "Cost Savings and Associated Revenue Losses"), applying the Consensus Estimates to the Wells Offer would result in First Interstate shareholders receiving accretion amounts inferior to those associated with the Merger (6% dilution in 1996 and accretion of 9% in 1997 and 16% in 1998).

    WELLS FARGO'S NEWFOUND OPTIMISM. For a number of compelling reasons, FBS believes the Alternative Case Estimates are more realistic than the Consensus Estimates and should be the focus of the analysis from the viewpoint of First Interstate shareholders. After a number of reported admissions regarding its limited growth environment (see "Strategic Advantages"), and within weeks of presenting the Wells Offer based on earlier analysts' estimates, on December 6 and 7, 1995, Wells Fargo conveniently scheduled its first New York analyst meetings in years to discuss its newfound optimism regarding its business prospects. FBS believes these meetings were calculated attempts to manipulate the price of Wells Fargo's common stock and interfere with the Merger. The meetings had the effect of increasing the Consensus Estimates regarding Wells Fargo, and the perceived value of the Wells Offer, by approximately 8%. FBS believes that First Interstate shareholders would be well advised to view Wells Fargo's recently asserted growth prospects with a high degree of skepticism.

    The following analysis of Wells Fargo's recent presentation is based on published analyst reports. Total revenue in the new Wells Fargo presentation is projected to increase by 8% in 1996, despite the fact that Wells Fargo's total revenues have increased by only 2.5% annually since 1993. The 8% revenue growth was attributed in turn to 5% growth in Wells Fargo's net interest income and a 12% increase in its noninterest income.

    A 5% growth in net interest income is, at best, implausible in view of the fact that Wells Fargo has been unable to achieve any net interest income growth over the last two years. Wells Fargo's annualized 1995 net interest income is essentially flat with 1993 levels. In addition, such aggressive growth levels would seem difficult to achieve in light of the current negative industry trends affecting net interest income, such as deposit pricing pressures and an increasingly competitive loan pricing environment in both the commercial and consumer markets. Also, the cost of funding the significant stock repurchase program announced by Wells Fargo would further increase the difficulty of achieving these projected growth levels. A supposed basis for the claimed net interest income growth is the Wells Fargo national small business lending strategy. However, small business loans constitute less than 6% of Wells Fargo's total assets, and so it is difficult to see how this consideration could account for the net interest income levels predicted by Wells Fargo. In fact, even a 20% growth in Wells Fargo's small business loan portfolio would be offset by the negative impact on net interest income of the funding costs for the expected 1996 Wells Fargo stock repurchases.

    The 12% projected growth in Wells Fargo's noninterest income is also suspect in light of Wells Fargo's announced decision to exit two fee-generating lines of business, mortgage banking and its Wells Fargo-Nikko investment advisory business.

    Finally, the projected revenue growth must be achieved while Wells Fargo expects to be executing a high risk strategy of rapidly downsizing its traditional branch network. Wells Fargo's projections assume a reduction in the percentage of its outlets that are traditional branches from the current level of 94% of total outlets to 28% by the end of 1996. Such a strategy, which abruptly deprives many customers of their principal means of transacting business with their bank, should be expected to result in the loss of customers and associated revenue.

    In view of the problematic nature of the newly revised Wells Fargo estimates, FBS believes First Interstate shareholders should focus instead on the Alternative Case Estimates prepared by FBS. The Alternative Case Estimates assume total revenue growth of 3%, which is still above Wells Fargo's historical levels. The components of this growth are made up of 9% growth in noninterest income and a flat level of net interest income, consistent with Wells Fargo's historical results. The result of these assumptions is a 1996 pre-provision earnings per share estimate of $21.00 ($17.25 normalized for loan losses) or $1.80 per share lower than the Consensus Estimates. In fact, the Alternative Case Estimates for 1996 are consistent with the prevailing First Call consensus estimates for Wells Fargo prior to the December 6 and 7, 1995 analyst meetings.

    GOODWILL BURDEN. In an attempt to divert the attention of First Interstate's shareholders from the substantial goodwill and other intangibles and the related negative impact on earnings that would result from the Wells Offer, Wells Fargo has downplayed estimates of reported earnings per share and has instead focused on projected "cash earnings per share" (earnings before amortization of goodwill and other intangibles). It is unrealistic to think that the investment community will ignore reported earnings per share and performance ratios when analyzing performance and determining stock values. Reported earnings per share is the most widely accepted measure of financial performance and must be disclosed by all publicly-held companies. "Cash earnings per share" are neither routinely reported nor readily available. In fact, the Commission actively discourages such reporting. As the Commission stated in Accounting Series Release No. 142, "per share data other than that relating to net income, net assets and dividends should be avoided in reporting financial results." By ignoring this consideration, First Interstate shareholders risk a negative market reaction to the sharp decline in Wells Fargo's reported earnings per share growth that would occur following any consummation of the Wells Offer.

    As stated by Nancy A. Bush, CFA, of Brown Brothers Harriman & Co.: "The crucial difference in our mind remains the accounting method; the pooling method to be used in the First Bank System deal is clearly superior in a deal where price-to-book value approaches 3X and a massive amount of goodwill will be created by the purchase method which Wells Fargo will be forced to use. No, we do not buy the argument that the market will simply ignore low reported earnings or a low ROE for the supposed attractiveness of cash flow accounting. Our view remains that Wells Fargo, precluded from doing a pooling by the financial engineering in which it has been engaged for the last few years, has simply chosen an argument which bolsters a high price for an equity base which it then will actively work to liquidate."(1)

    The increase in goodwill associated with consummation of the Wells Offer will also result in a significant negative impact upon the combined entity's return on assets and return on equity, which are also widely followed measures of financial performance. The following table compares these key industry performance ratios on a pro forma basis for the combination of First Interstate with each of FBS and Wells Fargo for the quarter ended September 30, 1995:

                           KEY PERFORMANCE RATIOS (A)

                                                                                        FIRST
                                                                                      INTERSTATE    FBS/FI @      WFC/FI @
                                                                                         BASE         2.60          .667
                                                                                     ------------  -----------  ------------
Return on assets...................................................................        1.56%        2.09%         1.54%
Return on equity...................................................................        23.2%        28.0%         11.8%

------------------------------
(a) For the quarter ended September 30, 1995. Assumes normalized loan loss provision ($320 million annually for Wells Fargo, as described in its November 13, 1995 analyst presentation, and 50 basis points annually for First Interstate) and full phase-in of cost savings net of revenue reductions of $500 million for FBS and $600 million for Wells Fargo. Amortization of goodwill and other intangibles related to the Wells Offer is estimated to be $423 million annually ($6.8 billion amortized over 25 years and $1.5 billion amortized over 10 years).

    Goodwill amortization charges will also negatively affect earnings per share growth. Assuming a 1995 normalized earnings per share of $9.72 for First Interstate, the following table compares earnings per share growth for First Interstate shareholders based on the Merger and the Wells Offer:

                    ESTIMATED EARNINGS PER SHARE GROWTH (A)

                                                                                             THE WELLS OFFER
                                                              FIRST                  --------------------------------
                                                           INTERSTATE       THE        CONSENSUS       ALTERNATIVE
                                                            BASE (B)    MERGER (B)   ESTIMATES (B)  CASE ESTIMATES(C)
                                                           -----------  -----------  -------------  -----------------
1996 EPS.................................................   $   10.99    $   12.50     $    9.90        $    9.62
Growth...................................................       13.1%        28.6%          1.9%             (1.0)%

------------------------------
(a) Wells Fargo and First Interstate base EPS are adjusted for a normalized loan loss provision ($320 million for Wells Fargo, as described in its November 13, 1995 analyst presentation and 50 basis points for First Interstate). Assumes consummation of each of the transactions on March 31, 1996 and net cost takeouts in 1996 of $250 million for FBS and $150 million for Wells Fargo. Amortization of goodwill and other intangibles related to the Wells Offer is estimated to be $423 million annually ($6.8 billion amortized over 25 years and $1.5 billion amortized over 10 years).
(b)  Based on the Consensus Estimates.
(c)  Based on the Alternative Case Estimates.

------------------------
(1) Reprinted herein from "First Bank System," dated November 28, 1995, with the consent of the author.

     "CASH EARNINGS PER SHARE" ANALYSIS. Although FBS believes that reported earnings per share constitutes the most meaningful measure of financial performance, the Merger is also superior to the Wells Offer based on estimated "cash earnings per share," the measurement methodology favored by Wells Fargo, as demonstrated in the following chart:

               ESTIMATED "CASH EARNINGS PER SHARE" COMPARISON (A)
FIRST INTERSTATE SHAREHOLDER PERSPECTIVE

                                                                       THE WELLS OFFER
                                                              CONSENSUS              ALTERNATIVE
                                    THE MERGER (B)          ESTIMATES (B)         CASE ESTIMATES (C)
                                 1996    1997    1998    1996    1997    1998    1996    1997    1998
                                ------  ------  ------  ------  ------  ------  ------  ------  ------
First Interstate base cash
 EPS..........................  $11.81  $13.40  $15.23  $11.81  $13.40  $15.23  $11.81  $13.40  $15.23
Post-acquisition cash EPS.....  $13.63  $16.81  $19.02  $12.89  $16.18  $18.92  $12.62  $15.66  $18.34
Accretion to First Interstate
 shareholders.................   15%     25%     25%      9%     21%     24%      7%     17%     20%

FBS/WELLS FARGO SHAREHOLDER PERSPECTIVE

                                                                     WFC/THE WELLS OFFER
                                                              CONSENSUS              ALTERNATIVE
                                  FBS/THE MERGER (B)        ESTIMATES (B)         CASE ESTIMATES (C)
                                 1996    1997    1998    1996    1997    1998    1996    1997    1998
                                ------  ------  ------  ------  ------  ------  ------  ------  ------
Base cash EPS.................  $ 5.20  $ 5.75  $ 6.36  $20.22  $22.53  $25.04  $18.72  $20.85  $23.16
Post-acquisition cash EPS.....  $ 5.24  $ 6.47  $ 7.32  $19.83  $24.27  $28.38  $19.03  $23.49  $27.50
Accretion to acquiror
 shareholders.................    1%     13%     15%     (2)%     8%     13%      2%     13%     19%

------------------------------
(a) Assumes that (i) each transaction is consummated on March 31, 1996, (ii) the $500 million in cost savings net of revenue reductions for FBS will be phased in at $250 million, $500 million and $500 million in 1996, 1997 and 1998, respectively, and (iii) the $600 million in cost savings net of revenue reductions for Wells Fargo will be phased in on a straight-line basis over the assumed 18 month integration period ($150 million, $450 million and $600 million in 1996, 1997 and 1998, respectively). The after-tax benefit of the cost savings net of revenue reductions projected for each transaction is assumed to be applied to the repurchase of shares in each case presented.

(b)  Based on the Consensus Estimates.

(c)  Based on the Alternative Case Estimates.

     STOCK PRICE ANALYSIS. The superiority of the Merger in terms of earnings per share translates directly to shareholder value. The following table shows the implied purchase price to First Interstate shareholders of the competing offers based on projected 1997 reported earnings per share using current, normalized earnings multiples for FBS and Wells Fargo:

                             IMPLIED PURCHASE PRICE

                                                                                             THE WELLS OFFER
                                                                                       ---------------------------
                                                                               THE      CONSENSUS    ALTERNATIVE
                                                                             MERGER     ESTIMATES   CASE ESTIMATES
                                                                            ---------  -----------  --------------
1997 estimated reported EPS (a)...........................................  $    6.00   $   18.88     $    18.10
Current multiple of estimated 1997 earnings (b)...........................      10.02       10.46          10.46
                                                                            ---------  -----------  --------------
Implied current price.....................................................      60.12      197.48         189.33
Exchange ratio............................................................       2.60       0.667          0.667
                                                                            ---------  -----------  --------------
Implied First Interstate price per share..................................  $  156.31   $  131.66     $   126.22
                                                                            ---------  -----------  --------------
Superiority of FBS offer..................................................              $   24.65     $    30.09
                                                                                       -----------  --------------
                                                                                       -----------  --------------

------------------------
(a) As shown in the table entitled "Estimated Reported Earnings Per Share Comparison."

(b) Derived by dividing the closing stock prices of FBS ($51- 5/8) and Wells Fargo ($219- 1/2) on December 12, 1995 by the related Consensus Estimate of 1997 earnings shown in the table entitled "Estimated Reported Earnings Per Share Comparison."

    Wells Fargo ignores all of the factors described above and argues that the Wells Offer is superior based on current stock prices. But, as Wells Fargo itself admits with respect to its own stock price, market uncertainty regarding which transaction will ultimately be consummated is affecting the stock prices of each of FBS, Wells Fargo and First Interstate. FBS expects that approval of the Merger by First Interstate shareholders would have a significant positive impact on FBS's stock price, as demonstrated by the above chart.

    Wells Fargo's analysis and projections are inconsistent in a manner that raises significant doubt about the prospects for its future stock prices. Wells Fargo assumes that it will repurchase $7.5 billion of its common stock over the next five years. However, the assumptions contained in Wells Fargo's November 13, 1995 presentation to analysts in this regard are mutually exclusive. In this presentation, Wells Fargo assumed that it would repurchase $7.5 billion in common stock and have earnings per share of over $30 by the year 2000. As stated by Brent B. Erensel, CFA, of UBS Securities Inc.: "These goals are mutually exclusive unless one assumes that the stock price stays in the $230-$250 dollar range [over the five-year period]. If the stock buyback occurs at the 12.5 P/E that WFC has assumed, then earnings will approach $28 per share, well below those forecast. When we applied WFC assumptions regarding net income accretion, including 5% base growth, $818 million in cost cuts, and over $400 million in goodwill amortization, and then backed into the number of shares required for purchase to achieve the projected accretion, we found that in order for these projections to be achieved, the stock price must remain moribund. These are
WFC's publicly stated assumptions. . . . If one applies WFC's purchase target of
12.5 times earnings, then fewer shares can be purchased and the accretion projections cannot be realized. Thus, there is a logical inconsistency: in order for WFC to achieve its earnings projections, the stock must stay low. If the stock price rises, the earnings projections cannot be realized."(1)

------------------------
(1) Reprinted herein from "Battling Wells Fargo for First Interstate," dated November 22, 1995, with the consent of the author.

    STOCK REPURCHASE PROGRAM. Wells Fargo has asserted the value of the FBS proposal is overstated because of FBS stock repurchases. This is another "red herring." FBS has had a continuing, publicly announced stock repurchase program throughout 1993, 1994 and 1995. This has not been a clandestine, recently conceived, merger-related tactic. As publicly reported in its Annual Reports on Form 10-K for the years ended December 31, 1993 and December 31, 1994, FBS repurchased 6.2 million and 6.3 million shares in 1993 and 1994, respectively. On January 19, 1995 and February 15, 1995, FBS announced that its Board of Directors had authorized programs to repurchase 2 million and 14 million shares, respectively, by the end of 1996. These programs were described in FBS's Quarterly Reports on Form 10-Q for the first and second quarters of 1995 and its press releases announcing first and second quarter financial results. More recently, on October 10, 1995, FBS further announced that it had repurchased 4.3 million shares in the third quarter pursuant to the authorized repurchase of 8.3 million shares in connection with its proposed acquisition of FirsTier Financial, Inc. FBS further announced that it expected to repurchase up to an aggregate of 24.3 million shares during 1995 and 1996 as a result of these previously announced repurchase programs. The repurchase programs were reconfirmed at the November 6, 1995 analysts' meeting in connection with the announcement of the Merger and described in the November 6, 1995 joint press release announcing the Merger, which was also filed as an Exhibit to FBS's Current Report on Form 8-K filed November 13, 1995. FBS's Quarterly Report on Form 10-Q filed with the Commission on November 13, 1995, and the FBS Registration Statement, each also contains references to such repurchases.

    As publicly reported in FBS's 1995 Quarterly Reports on Form 10-Q, FBS repurchased 1,040,475, 2,644,410 and 4,306,620 shares in the first, second and third quarters of 1995, respectively. Continuing this pattern in the fourth quarter, FBS expects to repurchase up to approximately 4 million shares, of which 3,507,411 have been repurchased as of December 12, 1995. Although, like other public companies engaged in stock repurchase programs, FBS does not normally disclose its daily purchase activity, FBS is filing a Current Report on Form 8-K with the Commission on December 13, 1995 containing a schedule of such activity in response to the campaign of misinformation regarding this issue being waged by Wells Fargo. An active stock repurchase program is a long-term feature of FBS's capital management goal of returning to its shareholders excess capital that may result from future earnings. Repurchases are assumed in the forecasted results describing the Merger. FBS will not purchase treasury shares under its existing authorizations in the 90 days following consummation of the Merger.

    In making these repurchases, FBS strictly adheres to the Commission's antimanipulation rules. One of these rules provides a safe harbor against any claim of stock manipulation if the repurchases are limited in terms of timing, manner of execution and other factors. Another of these rules limits the time periods during which the repurchases must be made and expressly prohibits repurchases during the period of merger proxy solicitations. Because of this rule, FBS was prohibited from repurchasing shares during most of October and expects to be prohibited from making repurchases for a portion of December 1995 and January 1996 during the solicitation period for its FirsTier merger. More directly related to the Wells Fargo allegations, this same rule will prohibit repurchases during a period of at least a month prior to the shareholder vote on the Merger. This rule was adopted by the Commission expressly to ensure that the type of manipulation Wells Fargo has accused FBS of conducting cannot occur. That is, even if Wells Fargo's assertions about the market effect of FBS's repurchases were true (and they are not), any such effects would necessarily have dissipated by the time First Interstate shareholders vote on the Merger. FBS believes that it is Wells Fargo that has violated the Commission's antimanipulation rules by holding analysts and investor meetings on December 6 and 7, 1995 in an effort to increase its stock price and the perceived value of the Wells Offer. See "Value to First Interstate Shareholders--Wells Fargo's Newfound Optimism."

SIGNIFICANT UNCERTAINTIES AND POTENTIAL DELAYS ASSOCIATED WITH THE WELLS OFFER

    Wells Fargo has repeatedly asserted that the Wells Offer could be completed within the same time frame as the Merger. FBS firmly believes that nothing could be further from the truth. The Wells Offer is subject to substantial conditions and contingencies, the satisfaction of which is far less certain than the satisfaction of the customary conditions to the Merger, and which could result in significant delays.

    ANTITRUST AND REGULATORY UNCERTAINTIES AND DELAYS. Any combination of Wells Fargo and First Interstate would have to overcome substantial regulatory hurdles that could cause potential delays not faced by the Merger. Such a combination would raise significant antitrust concerns, as Wells Fargo concedes in its application to the Federal Reserve Board. Wells Fargo concedes a need to divest at least $900 million of deposits. Wells Fargo's $900 million of stated divestitures appears to be based on the assumption that the regulatory authorities will permit a 50% weighting of the deposits of thrift institutions for purposes of assessing the competitive effects of the Wells Offer. Based on a review of available information, California thrifts are not active suppliers of unsecured business banking credit, and FBS believes that thrifts should be accorded a much lower (if any) weighting for evaluating the competitive impact of the Wells Offer. If thrift deposits were weighted at 20% instead of 50%, for example, the required divestitures under the Wells Offer would be approximately $2.3 billion of deposits in approximately 20 separate markets. Moreover, in other transactions where divestitures were required, the Federal Reserve Board has mandated that branches and other assets to be divested be specifically identified and that definitive agreements with respect to the required divestitures be in place before the transaction can be consummated. Indeed, in one recent transaction involving major divestitures, the Federal Reserve Board did not consider the transaction for approval until definitive divestiture agreements had been signed. In order to effect the substantial divestitures that would be required, Wells Fargo would need to identify branches and assets in multiple markets, identify suitable buyers and negotiate sales agreements. This would be further complicated if Wells Fargo seeks to divest some of First Interstate's existing branches, which Wells Fargo does not control. This process would be far more time-consuming than would be required in connection with the Merger, which involves divestiture of only a small amount of assets in three local markets located outside of California.

    Any transaction requiring divestitures of the magnitude of the Wells Offer will be carefully scrutinized not only by the Federal Reserve Board, but also by the United States Department of Justice and the California Banking Superintendent, who is required to consider the competitive impact of such a transaction upon the State of California. In addition, the Attorney General of the State of California may well play an active role, as State Attorneys General have done in other competitively adverse transactions. For example, in the protracted Bank of America--Security Pacific transaction, the California Attorney General reportedly required further divestitures beyond those mandated by the Department of Justice. According to the NEW YORK TIMES, after that transaction had received Department of Justice clearance, the California Attorney General required Bank of America to increase the number of branches to be divested in California by 36 percent.* Similarly, in the Fleet/ Shawmut transaction, the Attorneys General of Connecticut and Massachusetts each conducted its own independent investigation, which included extensive subpoena demands. There is no reason to expect that the regulatory authorities will give any less scrutiny to the Wells Offer.

    The potential impact of significant divestitures on the timing of regulatory approval is illustrated by transactions selected by Wells Fargo. In the Wells S-4, Wells Fargo cited a number of large bank transactions announced in 1995 for purposes of assessing FBS's projected cost savings. What Wells Fargo failed to mention is the length of time that elapsed before receipt of Federal Reserve Board approval of those transactions on its list where significant divestitures were required. For example, in each of the Fleet/Shawmut and U.S. Bancorp/West One transactions, more than seven months passed from the time the transaction was publicly announced to the time it received Federal Reserve Board approval. In sharp contrast, in the transactions selected by Wells Fargo that are known not to involve significant divestitures--as would be the case for the Merger--the elapsed time between public announcement and Federal Reserve Board approval was approximately four months or less.

------------------------
* NEW YORK TIMES, March 12, 1992.

    Wells has announced plans to close 85% of First Interstate's branches in California, which FBS believes would have a significant impact on communities throughout California. In considering whether to approve a transaction under the Bank Holding Company Act, the Federal Reserve Board is required to consider the effect of the transaction on the convenience and needs of the communities to be served and performance under the Community Reinvestment Act ("CRA"). In connection with several major transactions in recent years, the Federal Reserve Board has held public hearings to collect information on the effects of those transactions on the factors of convenience and community needs, including the CRA performance of the institutions involved. The Federal Reserve Board did not state the factors that lead it to hold these hearings, but those transactions generally involved factors such as substantial branch overlap, branch closings and/or divestitures. The Federal Reserve Board's hearing process--including the scheduling and conduct of the hearing and evaluating the testimony and submissions--has generally resulted in additional time being required prior to regulatory consideration and approval. The Federal Reserve Board has not indicated that it will hold any such hearing with respect to the Wells Offer or the Merger. FBS believes that unlike the Wells Offer, however, the Merger does not involve any substantial branch overlaps, closings or divestitures.

    FBS also believes that the more than $8 billion of additional goodwill and other intangibles that would result from the consummation of the Wells Offer, and the resultant $400 million in annual amortization expense, raises substantial regulatory issues relating to the adequacy of earnings, and will be an entirely separate focus of regulatory scrutiny.

    RIGHTS PLAN AND SECTION 203 CONDITION. The Wells Offer is subject to the inapplicability to its consummation of the First Interstate Rights Plan and the business combination restrictions set forth in Section 203 of the Delaware General Corporation Law (the "DGCL"). According to Wells Fargo, a principal reason that the timing of the Wells Offer would be the same as that of the Merger is its theory that if the Merger is not approved by First Interstate shareholders, Wells Fargo would promptly obtain the approval of the Board of Directors of First Interstate of the Wells Offer (thereby avoiding the restrictions of Section 203 of the DGCL and the triggering of the First Interstate Rights Plan) by, if necessary, immediately removing the directors of First Interstate. FBS believes that commencing such a consent solicitation prior to receiving the requisite regulatory approval violates federal law and that, as a result, consummation of the Wells Offer could be delayed for many months after the meeting of the First Interstate shareholders to vote upon the Merger. The Merger is not subject to any conditions regarding the First Interstate Rights Plan or Section 203 of the DGCL.

    MINIMUM TENDER CONDITION. Buried in the back of the Wells S-4 is a description of a "minimum tender condition" that requires that a majority of the outstanding shares of First Interstate Common Stock, on a fully diluted basis, be tendered before the Wells Offer can be consummated. Approximately 62.7% of the currently outstanding shares of First Interstate Common Stock must be tendered in order to satisfy this condition. Given the superior values for First Interstate shareholders offered by the Merger, it is doubtful that this supermajority requirement will be satisfied in a timely manner, or at all.

    ACCOUNTING TREATMENT. Wells Fargo also has cited FBS's stock repurchases and the existence of tainted shares of First Interstate Common Stock in an effort to cast doubt about FBS's ability to complete the Merger under the pooling-of-interests method of accounting. In doing so, Wells Fargo states that it has relied upon the advice of certain unnamed "advisors" who apparently are not sufficiently confident of such advice to have their names associated with it. FBS has every confidence that the pooling method is available. Ernst & Young LLP, the independent auditor for both FBS and First Interstate, has issued a letter dated December 4, 1995 stating that based upon management's analysis and representations, they concur with FBS and First Interstate management that the Merger would qualify as a pooling-of-interests upon consummation of the transactions contemplated by FBS and First Interstate and the closing of the Merger in accordance with the Merger Agreement. As is customary, it is a condition to both parties' obligations to consummate the Merger that a substantially identical letter be delivered at closing. FBS and First Interstate fully anticipate receiving such a letter and consider receipt of such a bringdown letter to be a mere technicality.

    It is Wells Fargo's proposed accounting treatment of a transaction with First Interstate that poses potential difficulties for First Interstate shareholders. Consummation of the Wells Offer would penalize future earnings with the amortization of more than $8 billion in additional goodwill and other intangibles. This enormous goodwill burden will depress future reported earnings, reduce Wells Fargo's financial flexibility in an economic downturn, potentially limit Wells Fargo's ability to do future acquisitions and will likely draw close regulatory scrutiny. With the Merger, First Interstate shareholders benefit from the pooling-of-interests accounting treatment of the Merger. Existing capital management programs continue, no additional goodwill is incurred and strategic flexibility is preserved for future acquisitions.

STRATEGIC ADVANTAGES

    INTRODUCTION. FBS is the best strategic partner for First Interstate in terms of building shareholder value. Over the past six years, FBS's total return to shareholders has been 41.7% (compounded annual growth rate), compared with 38.9% for Wells Fargo. The Merger will create significant opportunities for efficiency, revenue growth and risk diversification. The Merger also offers First Interstate shareholders the opportunity to participate in the expected future growth of FBS and First Interstate. FBS has built its franchise by investing in technology, expanding its core businesses and creating a culture in which day to day operations are consistently evaluated with a view to maximizing shareholder value. FBS believes it can successfully implement these strategies at New First Interstate following the Merger.

    EFFICIENCY AND GROWTH PROSPECTS. FBS's retail bank franchise is founded on an efficient, centralized product management and operations structure and multiple distribution channels. FBS's product and distribution model is designed to divide its product management efforts from its sales functions, enabling FBS to contain costs while expanding market share. Investments in technology have reduced costs and increased productivity, making FBS one of the nation's most efficient banks with an efficiency ratio for the quarter ended September 30, 1995 of 51.9%. Moreover, contrary to the experience of Wells Fargo, FBS has seen considerable expansion in its core businesses during recent years.

    As part of its growth strategy, FBS has made significant investments in several high return businesses with attractive income streams. The combination of First Interstate and FBS will be a leading institution in several high return businesses, as shown in the chart below:

                            COMBINED BUSINESS LINES
                             (DOLLARS IN MILLIONS)

                                                                                         FIRST        NEW FIRST
CREDIT CARDS                                                               FBS        INTERSTATE     INTERSTATE
--------------------------------------------------------------------  -------------  -------------  -------------
Sales (annualized 1995 volume)......................................     $   15,000   $    2,000      $    17,000
Loans (pro forma September 30, 1995 outstandings)...................     $    2,500   $    1,200      $     3,700


MERCHANT PROCESSING
--------------------------------------------------------------------
Merchants (estimated year end 1995).................................         65,000       41,000          106,000
Sales (annualized 1995 volume)......................................     $   16,000   $    4,000      $    20,000

INDIRECT LENDING
--------------------------------------------------------------------
Loans (September 30, 1995)..........................................     $    1,900   $    3,500      $     5,400
Dealers (October 1995)..............................................          1,000          900            1,900
Originations (estimated 1995 volume)................................     $    1,000   $    2,000      $     3,000

ASSETS UNDER MANAGEMENT AT OCTOBER 31, 1995.........................        $29,000     $22,500           $51,500

PROPRIETARY MUTUAL FUNDS
--------------------------------------------------------------------
Number (at October 31, 1995)........................................             25           18(a)            43
Assets under management (at October 31, 1995).......................     $    7,000   $    4,800      $    11,800

------------------------
(a) As adjusted for consolidations occurring after October 31, 1995.

    FBS's payment systems business (consumer credit cards, corporate and purchasing card services, card-accessed secured and unsecured lines of credit and automatic teller machine and merchant processing) is its largest source of fee income and a proven source of growth:

                     FBS PAYMENT SYSTEMS NONINTEREST INCOME
                             (DOLLARS IN MILLIONS)

                                                                                                               PERCENT
                                                                                         3Q-94      3Q-95      CHANGE
                                                                                       ---------  ---------  -----------
Consumer credit card.................................................................  $    22.9  $    27.8       21.4%
Corporate card.......................................................................       10.0       14.6       46.0
Purchasing card......................................................................        5.4       12.1      124.1
Merchant processing..................................................................       12.4       15.4       24.2
                                                                                       ---------  ---------
  Total..............................................................................  $    50.7  $    69.9       37.9%
                                                                                       ---------  ---------      -----
                                                                                       ---------  ---------      -----

    As part of its payment systems business, FBS has relationships with 31 of the Fortune 100 companies and 121 of the Fortune 500 companies.

    FBS's strategies and investments have resulted in superior growth and revenues when compared to those of Wells Fargo, as shown below:

                       GROWTH PERFORMANCE COMPARISON (A)

                                                                                                     FBS          WFC
                                                                                                 -----------  -----------
Revenue........................................................................................        6.0%         2.5%
Noninterest
  Income.......................................................................................       10.8          8.5
Loans (b)......................................................................................       12.0          1.2
Net income applicable to common shares.........................................................       22.2          5.0
Earnings per share.............................................................................       22.1         11.6

------------------------
(a) Compares annual growth rate based on annualized 1995 results for the nine month period ended September 30, 1995 versus 1993 results. Noninterest income excludes securities gains and losses, sales of loans and other assets and income tax settlement. The normalized loan loss provision is 80 basis points for Wells Fargo. FBS's net income excludes merger-related charges.

(b)  Excludes residential first mortgage loans.

    In contrast, during the past several years Wells Fargo has pursued a strategy based on financial engineering, not business growth. Rather than investing in expansion and high growth businesses, Wells Fargo has focused on cost cutting and stock buybacks. On page 2 of its 1994 Annual Report, Wells Fargo states, " . . . much of the improvement from 1993 resulted from a lower loan loss provision . . . not from growth in our underlying operations." That trend continues in 1995. According to Wells Fargo's third quarter report on Form 10-Q, "The percentage increase in per share earnings was greater than the percentage  increase  in  net  income  due  to  the  Company's  continuing stock repurchase program. . . . The higher third quarter 1995 results were substantially due to a zero loan loss provision. . . . " These approaches have only a limited potential for long-term growth and are reflective of a management view that the value of Wells Fargo's existing franchise has peaked. Indeed, in a November 22, 1995, interview with the NEW YORK TIMES Paul Hazen, Chairman of Wells Fargo, stated: "If you hold a hand of cards and have nothing to work with, you have to wait for the next hand. That's where we are today."(1) This viewpoint does not seem promising in terms of future growth and increased value for First Interstate shareholders. In an apparent effort to counteract the negative effect of these admissions, on December 6 and 7, 1995, Wells Fargo announced aggressive growth statistics inconsistent with both its recent performance and these comments. As discussed in "Value to First Interstate Shareholders--Wells Fargo's Earnings Estimates," FBS believes First Interstate shareholders should view such revised projections with a high degree of skepticism.

    In short, FBS offers First Interstate shareholders the opportunity to participate in a dynamic, growing enterprise that is responsive to the current banking environment and aggressively pursuing a variety of innovative income opportunities. Wells Fargo apparently expects to achieve earnings growth principally through cost cutting, share repurchases and other methods of financial engineering.

    MARKET POSITIONS. The Merger would increase First Interstate's geographic diversification to 21 states from the 13 states where First Interstate currently does business, thereby lowering its exposure to regionalized economic downturns. The combination of FBS and First Interstate would have a top three market share ranking in 11 states, and only 30% of the assets of the combined entity would be located in California. The Wells Offer would, conversely, further concentrate operations in California, with approximately 70% of the total assets and 78% of the real estate loan assets of the combined company located in California. The territory of the combined entity of Wells Fargo and First Interstate would remain limited to 13 states, with a top three ranking in only four states.

------------------------
(1) Permission to quote this article has not been sought or obtained from the NEW YORK TIMES or the author.

                     FBS/FIRST INTERSTATE MARKET SHARES (A)
                             (DOLLARS IN MILLIONS)

                                                                                               DEPOSIT
                                                                                  TOTAL      MARKET SHARE       MARKET
STATE                                                                           DEPOSITS      PERCENTAGE         RANK
------------------------------------------------------------------------------  ---------  ----------------  ------------
California....................................................................  $  23,155         9.4%               3
Minnesota.....................................................................     11,219        24.5                1
Arizona.......................................................................      7,073        22.5                3
Colorado......................................................................      6,615        22.6                1
Texas.........................................................................      5,560         3.8                5
Oregon........................................................................      5,227        24.1                2
Washington....................................................................      4,229        11.7                4
Nevada........................................................................      3,453        30.4                2
Nebraska......................................................................      3,246        15.5                1
North Dakota..................................................................      1,989        24.1                1
Montana.......................................................................      1,232        18.7                2
Iowa..........................................................................      1,068         3.2                5
Illinois......................................................................        998         0.6               20
South Dakota..................................................................        873        10.5(b)             2(b)
Utah..........................................................................        847         7.3                4
Idaho.........................................................................        788         9.3                4
Wyoming.......................................................................        683        14.0                2
Kansas........................................................................        531         2.0                7
Wisconsin.....................................................................        408         1.0                8
New Mexico....................................................................        113         1.0               19
Alaska........................................................................         33         0.9                8
                                                                                ---------
  Total.......................................................................  $  79,340
                                                                                ---------
                                                                                ---------

------------------------------
(a)  Excluding thrifts and savings banks.

(b)  Excluding credit card banks.

Source: FDIC as of June 30, 1994--updated for acquisitions since such date.

    According to Wells Fargo, the combined population of the states where it and First Interstate would rank first, second or third in terms of deposits would be approximately 40 million, compared with 21 million for the combination of FBS and First Interstate. This misleading analysis excludes the combined FBS/First Interstate entity from a top three position in California. California's largest thrift institution (in terms of total deposits), H.F. Ahmanson, has less than $1 billion in demand deposit accounts, virtually no commercial loans and a loan portfolio that consists primarily of residential mortgages. Excluding this institution, New First Interstate would properly have a top three rank in California. As a result, the combined population of the states where New First Interstate would rank among the top three banking institutions would be 52 million, versus 40 million for the proposed Wells Fargo and First Interstate combination.

    New   First  Interstate  would  maintain  a  top  four  market  rank  in  50 metropolitan areas and 73% of its deposits would be located in areas where the combined entity maintained a rank of three or higher.

                STRONG MARKET POSITION IN METROPOLITAN AREAS (A)

                                                                                                               WEIGHTED
                                                     NUMBER OF            TOTAL              DEPOSIT            AVERAGE
RANK                                                   AREAS             DEPOSITS           PERCENTAGE       MARKET SHARE
--------------------------------------------------  ------------     ----------------     --------------     -------------
                                                                      (IN BILLIONS)
1.................................................        14              $  19.8                 25%            34.0%
2.................................................        16                 23.5                 30             18.5
3.................................................         9                 14.2                 18             15.8
4.................................................        11                  4.4                  5             10.3
5 or lower........................................        33                  7.9                 10            --
                                                          --
                                                                            -----                ---
Subtotal..........................................        83              $  69.8                 88
                                                          --
                                                          --
Non MSA...........................................                            9.5                 12
                                                                            -----                ---
  Total...........................................                        $  79.3                100%
                                                                            -----                ---
                                                                            -----                ---

                                                                    MARKET   MARKET
METROPOLITAN SERVICE AREA                             DEPOSITS      SHARE     RANK
--------------------------------------------------  -------------   ------   -------
                                                    (IN MILLIONS)
Minneapolis/St. Paul..............................     $9,137       33.8%       1
Los Angeles/Long Beach............................      9,114       11.8        2
Denver............................................      5,598       34.5        1
Phoenix/Mesa......................................      4,713       22.0        3
Houston...........................................      3,229       10.6        3
Portland/Vancouver................................      2,848       23.0        2
Seattle/Bellevue/Everett..........................      2,608       14.5        3
Sacramento........................................      2,469       24.0        2
San Diego.........................................      2,165       13.6        4
Las Vegas.........................................      2,146       27.1        2
Omaha.............................................      1,798       23.8        2
Orange County.....................................      1,741        8.6        3
Riverside/San Bernardino..........................      1,145       12.1        2
Tucson............................................      1,071       21.4        3

------------------------------
(a)  Excludes thrifts and savings banks.

RISK ELEMENTS

    Completion of the Wells Offer would result in an institution with a substantially higher risk profile than that created by the Merger.

    CAPITAL STRUCTURE.    The difference  in  the accounting  treatment  of  the
proposed transactions results in institutions with dramatically different capital structures, as demonstrated below:

                               GOODWILL ANALYSIS
                             (DOLLARS IN MILLIONS)

                                                                                  WFC/FI           FBS/FI
                                                                                -----------  ------------------
Pro forma common equity.......................................................  $    14,170          $    6,683
Existing goodwill and other intangibles.......................................          832               1,921

Additional goodwill and other intangibles from the transaction:
  Goodwill and other intangibles from the transaction.........................        7,876(a)                N/A
  Transaction-related charges (after tax)(b)..................................          240                 N/A(c)
  Termination fee (b).........................................................          100                 N/A
  Repurchase of FBS stock option (b)..........................................          100                 N/A
                                                                                -----------            --------
        Subtotal additional goodwill and other intangibles from the
         transaction..........................................................        8,316                 N/A
                                                                                -----------            --------
Total goodwill and other intangibles..........................................        9,148               1,921
                                                                                -----------            --------
Tangible common equity........................................................  $     5,022          $    4,762
                                                                                -----------            --------
                                                                                -----------            --------
Pro forma tangible assets.....................................................  $   103,007          $   87,496
                                                                                -----------            --------
                                                                                -----------            --------
Pro forma goodwill and other intangibles/common equity........................          65%                 29%
                                                                                -----------            --------
                                                                                -----------            --------
Pro forma tangible common equity/tangible assets..............................        4.88%               5.44%
                                                                                -----------            --------
                                                                                -----------            --------

------------------------------
(a) Source: the Wells S-4.

(b) Such item was not included in goodwill and other intangibles described in the Wells S-4. However, such charges would, in fact, increase the amount of goodwill and other intangibles ultimately recorded by Wells upon any consummation of the Wells Offer. In addition, Wells Fargo has indicated that an additional $180 million (after tax) of transaction-related charges will be charged against earnings following any such consummation.

(c) Included in pro forma common equity.

    The use of the purchase accounting method by Wells Fargo would result in more than $8 billion of additional goodwill and other intangibles that will be amortized against reported earnings at a rate of approximately $400 million, after tax, per year for many years. In addition, this enormous goodwill burden will reduce Wells Fargo's financial flexibility in an economic downturn, potentially limit Wells Fargo's ability to do future acquisitions and will likely receive close regulatory scrutiny. The $9.1 billion of goodwill and other intangibles that would result from the Wells Offer would be the largest such amount in the regional bank peer group. In addition, the 65% pro forma ratio of goodwill and other intangibles to common equity resulting from the Wells Offer would be by far the highest such ratio among the regional bank peer group. The next highest such ratio is approximately 43%.

    GEOGRAPHIC CONCENTRATION. From the standpoint of risk, the Merger would significantly lower First Interstate's risk profile. The Merger would vastly increase First Interstate's geographic diversification, thereby decreasing exposure to regionalized economic downturns. From the perspective of First Interstate shareholders, the Wells Offer would result in further concentration of assets, particularly real estate loan assets, in California. As Wells Fargo noted in its Federal Reserve Board application, a benefit of the Wells Offer to Wells Fargo (not First Interstate) is diversification of its risk portfolio. See "Strategic Advantages."

    BUSINESS MIX. Wells Fargo's mix of business strategies represents a higher risk profile than that of FBS. These additional risks translate into higher stock price betas, which are measures of perceived risk in a company. Based on 104 weeks of data computed by Bridge Information Systems, Inc., FBS had a stock price beta of .90 and Wells Fargo had a stock price beta of 1.08 as of December 12, 1995. The higher beta for Wells Fargo is a result of their higher risk profile. As Henry C. Dickson, CFA, of Smith Barney Inc. stated: "We believe the disparity in beta coefficients which causes the difference in discount rates is warranted due to WFC's greater dependence on one economy, its greater exposure to commercial real estate, its strategy to pursue higher risk credit, and its lack of experience running a multi-state holding company."(1) Wells Fargo is counting on a retail strategy that would force its customers to abandon traditional branch banking in an unrealistic time frame. Under Wells Fargo's projections Wells Fargo is attempting to reduce the percentage of its outlets that are traditional branches from the current level of 94% of total outlets to 28% by the end of 1996. As quoted in a December 5, 1995 article in the AMERICAN BANKER, James M. McCormick, president of First Manhattan Consulting Group, stated, "We had better be careful in any attempts to radically downsize the branch system." According to the article by Karen Epper, "Branch-Only Customers Churn Out Most Retail Profits, Study Suggests," the First Manhattan Consulting Group research indicates that "[u]sers of alternative delivery channels may not be as numerous or as profitable as common wisdom says they are."(2)

    Additionally, Wells Fargo's revenue stream is highly dependent on real estate lending, historically one of the most volatile segments of the banking business. According to Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, commercial real estate lending constituted over 28% of Wells Fargo's total loan portfolio as of such date. FBS, on the other hand, is reliant on more stable revenue sources and had a ratio of commercial real estate loans to total loans of only 11% as of September 30, 1995.

TECHNOLOGICAL ADVANTAGES

    FBS has made the investment in technology and systems necessary to support its interstate expansion and to allow the rapid integration of acquired
financial   institutions.   FBS's   systems   are   based   on   a  standardized
enterprise-wide model and provide a multi-state operating environment. The household information based nature of its systems enables FBS to focus on the customer and the product.

    FBS's information system utilizes parallel processing, giving FBS an exceptional capacity to handle additional information volume at a lower cost than traditional systems. The scalability of the system would allow it to support eight times more servers than it currently does, and each server on the network could be upgraded to eight times its current processing power. Additionally, interruptions in service are virtually eliminated.

    FBS's state-of-the-art network infrastructure supports a multi-state operating environment and currently operates in 24 states, including seven of the 13 states in which First Interstate does business. FBS and First Interstate share a number of common systems, including the "Hogan" deposit and customer information systems, the core information systems for banks.

    The ability of two large institutions to successfully integrate their technology and operations on the most cost effective basis requires: (i) a software environment for the combined entities that is designed for standardized product and customer processing in multiple states and capable of handling the combined volumes of the entities; (ii) a standardized methodology for planning and implementing the technology integration process, including the necessary personnel training; and (iii) a process at the senior management level for monitoring and guiding the integration efforts. FBS has such a software environment, standardized methodology and process at the senior management level and has successfully utilized these attributes to integrate 23 acquisitions in the last four years.

------------------------
(1) Reprinted herein from "First Bank System vs. Wells Fargo, The Battle for First Interstate," dated December 1, 1995, with the consent of the author.

(2) Permission to quote this article has not been sought or obtained from the AMERICAN BANKER or the author.

    FBS has achieved significant operational cost efficiencies through systems and technology consolidations in numerous prior bank acquisitions. FBS believes, based upon its acquisition experience, that its systems integration process will enable it to integrate the systems and operations of First Interstate within three months of completion of the Merger. This rapid integration will permit quick realization of the resultant cost savings and enable the management and employees of New First Interstate to more quickly turn their full attention to sales and other revenue growth opportunities. Wells Fargo, on the other hand, has indicated its integration of First Interstate could require more than eighteen months, resulting in a prolonged period of customer and employee disruption.

COST SAVINGS AND ASSOCIATED REVENUE LOSSES

    ANTICIPATED EXPENSE REDUCTIONS. Based on FBS's extensive acquisition experience, FBS estimates that the Merger would result in approximately $500 million in expense reductions from First Interstate's expected 1996 expense base, which corresponds to approximately 22% of First Interstate's total expense base. This level of savings would result in a marginal efficiency ratio of 45%. FBS, despite the contentions of Wells Fargo to the contrary, remains confident that it can achieve these reductions within three months of the consummation of the Merger. As the following chart demonstrates, FBS's projected cost reductions and timetable are entirely consistent with its prior experience:

                                                                                  EXPENSE
                                                                              ELIMINATIONS AS
                                                                              A PERCENTAGE OF
                                                                               THE ACQUIRED         MONTHS
                                                    CLOSING                    INSTITUTION'S     FROM CLOSING
FINANCIAL INSTITUTION ACQUISITIONS                   DATE      ASSET SIZE     TOTAL EXPENSES    TO INTEGRATION
--------------------------------------------------  -------   -------------   ---------------   --------------
                                                              (IN MILLIONS)
FirsTier Financial, Inc. (pending) (a)............   1 Q-96      $3,580             34%              < 1
Midwestern Services, Inc..........................   4 Q-95         230             30               < 1
Southwest Holdings, Inc...........................   4 Q-95         200             33               < 1
First Western Corporation.........................   1 Q-95         320             35                 3
Metropolitan Financial Corporation................   1 Q-95       8,000             35               < 1
Green Mountain Bancorporation.....................   3 Q-94          30             50               < 1
First Dakota Financial Corporation................   3 Q-94         120             40                 1
First Financial Investors, Inc....................   2 Q-94         200             44                 2
Boulevard Bancorp, Inc............................   1 Q-94       1,600             40                 1
American Bancshares of Mankato, Inc...............   1 Q-94         120             51               < 1
Colorado National Bankshares, Inc.................   2 Q-93       3,000             35                 2
Western Capital Investment Corporation............   4 Q-92       2,500             35                 3
Bank Shares, Incorporated.........................   4 Q-92       2,100             45                 5

------------------------------
(a)  Projected.

    Stock market analysts have commented favorably on FBS's projected expense reductions. In a November 28, 1995 research report, Nancy A. Bush, CFA, Brown Brothers Harriman & Co. said "We have perused both sets of cost savings projections, and while both companies have formidable reputations as cost cutters, our focus remains the net cost savings numbers--I.E., the revenues which would likely be lost in the two competing strategies." Ms. Bush further stated "[T]he most important factor is that [the cost savings] will be accomplished in a way which is largely transparent to the customer, as opposed to the Wells strategy, which would involve closure of a massive number of branches and a massacre of existing personnel (12,000-plus). But we must also admit that our faith in the FBS strategy and numbers is based upon our experience with that management, which has simply always delivered the goods as promised and will have a friendly environment in this deal to do so."(1) Carole Berger and Jeff Nashek of Salomon Brothers Inc noted: "They use centralized data processing and

------------------------
(1) Reprinted herein from "First Bank System," dated November 28, 1995, with the consent of the author.

operations and standard products. The cost savings that they are targeting would represent efficiencies equal to the best practices of either company, but are not new industry setting standards on a line by line basis. We therefore believe that their cost savings are credible and doable and will produce significant upside to First Bank System earnings."(1)

    Wells Fargo, despite its lack of common information systems with First Interstate, its lack of acquisition experience and its incomplete geographic overlap with First Interstate, projects that consummation of the Wells Offer would result in $1 billion of cost reductions from First Interstate's expected 1996 expense base, or 44% of First Interstate's total expected expense base for such year, with only $100 million of attendant revenue loss (including revenues lost in connection with branch divestitures) and a marginal efficiency ratio of 33%. FBS believes the projections on which these assertions are based are counter-intuitive, illusory and unattainable. In this regard, the Wells S-4 makes a serious misrepresentation when it claims that Mr. Siart, Chairman and Chief Executive Officer of First Interstate "agreed with Wells Fargo's cost savings estimates." FBS has been advised, and the Wells S-4 fails to mention, that Mr. Siart went on to say that the achievement of the projected reductions would, however, result in substantially higher revenue losses than the $100 million assumed by Wells Fargo. In FBS's view, the maximum annual savings net of revenue losses resulting from the Wells Offer is only $600 million, as more fully explained herein.

    SOURCES OF COST ELIMINATIONS. The following table compares the percentage of the total expected 1996 expense base of First Interstate and of the combined entity projected to be eliminated by FBS and Wells Fargo, the associated marginal efficiency ratios and the related timetables for achieving the estimated savings:

                                                           CLAIMED
                                                     PERCENTAGE OF TOTAL    CLAIMED PERCENTAGE     ASSERTED     EXPECTED TIME
                                                    1996 FIRST INTERSTATE     OF THE COMBINED      MARGINAL       TO ACHIEVE
                                                        EXPENSE BASE           EXPENSE BASE       EFFICIENCY         COST
TRANSACTION                                           TO BE ELIMINATED       TO BE ELIMINATED        RATIO        REDUCTIONS
-------------------------------------------------  -----------------------  -------------------  -------------  --------------
The Merger.......................................               22%                    14%               45%         3 months
The Wells Offer..................................               44%                    22%               33%        18 months

    With regard to the foregoing, FBS does not believe that Wells Fargo can credibly predict that it will achieve a marginal efficiency ratio of 33%, upon consummation of the Wells Offer. FBS, which has the second best efficiency ratio in its peer group, has never achieved a marginal efficiency ratio as low as 33%, even in the in-market acquisition context. With only 36% of First Interstate's branches and 44% of its deposits in California, the proposed acquisition of First Interstate by Wells Fargo must be characterized as only a combined in-market/market extension acquisition, not an in-market acquisition.

    In the Wells S-4, Wells Fargo misleadingly characterizes the amount of expenses to be eliminated through the Merger by comparing the Merger's expense eliminations to the expense base of FBS, concluding that the resultant 42% figure is "two to three times greater" than those projected by other acquirors in market extension transactions. This analysis is entirely incorrect. The 22% expense reduction associated with the Merger is completely consistent with the experience of other acquirors in the transactions described in the Wells S-4. Michael A. Plodwick of C.J. Lawrence stated, "[W]e believe this level of cost savings is readily achievable, as First Bank has demonstrated its ability to reduce costs in out-of-market acquisitions."(2)

    In   fact,  it  is  Wells  Fargo  that  has  unrealistic  expense  reduction expectations based on such transactions. Wells Fargo has operations in only one of the 13 states in which First Interstate operates,

------------------------
(1) Reprinted herein from "First Bank System to Acquire First Interstate," dated November 6, 1995, with the consent of the author.

(2) Reprinted herein from "First Bank System," dated November 7, 1995, with the consent of the author.

and so FBS believes the Wells Offer should be characterized as a market extension transaction, which typically result in expense reductions only one-half the magnitude of those projected by Wells Fargo. In the Wells S-4, Wells Fargo claims the Wells Offer would be an in-market acquisition and compares the cost takeout level with other in-market acquisitions. In reality, as the following chart indicates, the in-market acquisitions cited by Wells Fargo in the Wells S-4 are generally twice as concentrated in terms of deposits and branches than the Wells Fargo/First Interstate combination would be.

                      IN-MARKET ACQUISITION COMPARISON (A)

                                                                                               PERCENTAGE OVERLAP (B)
                                                                                              ------------------------
ACQUISITION                                                                                    DEPOSITS     BRANCHES
--------------------------------------------------------------------------------------------  -----------  -----------
Fleet/Shawmut...............................................................................       99.9%        99.5%
PNC/Midlantic...............................................................................       62.2         69.9
Chemical/Chase..............................................................................       89.6         76.6
UJB/Summit..................................................................................      100.0        100.0
Corestates/Meridian.........................................................................       81.8         73.0

Proposed Wells Fargo/First Interstate.......................................................       44.2         37.5

------------------------------
(a) Acquisitions shown are those cited by Wells Fargo in the Wells S-4.

(b) Source: SNL Securities

    Even viewing the Wells Offer as a mixture of an in-market acquisition and a market extension transaction, the average expense eliminations cited by Wells Fargo would suggest cost savings approximating only 29% of First Interstate's 1996 estimated operating expenses ($659 million). Wells Fargo claims it will cut 44% of such expenses. FBS's analysis, as described below, suggests that Wells Fargo may be able to achieve cost savings totaling $780 million (or 34%) of First Interstate's 1996 estimated operating expense base, although these savings will be offset by an estimated $180 million in annual revenue losses.

    The following table compares the areas and amounts of the reductions in First Interstate's 1996 expense base following consummation of the Merger and the Wells Offer:

                          PROJECTED EXPENSE REDUCTIONS
                             (DOLLARS IN MILLIONS)

                                    FIRST                    THE MERGER                               THE WELLS OFFER
                                 INTERSTATE   -----------------------------------------  -----------------------------------------
                                  1996 BASE                   REDUCTION      REMAINING                   REDUCTION      REMAINING
                                   EXPENSE     REDUCTION     PERCENTAGE       EXPENSE     REDUCTION     PERCENTAGE       EXPENSE
                                 -----------  -----------  ---------------  -----------  -----------  ---------------  -----------
Staff/executive................   $     172    $     114             66%     $      58    $     159             92%     $      13
Data processing................         214           83             39            131          110             51            104
Operations.....................         439          110             25            329          123             28            316
Occupancy/F&E..................         394           39             10            355          170             43            224
Business lines:
Retail.........................         682          100             15            582          288             42            394
Payment systems................          55           27             50             28           29             53             26
Commercial.....................         168           18             10            150           92             55             76
Trust..........................          79            9             10             70           29             37             50
                                 -----------       -----                    -----------  -----------                   -----------
  Total business lines.........         984          154             16            830          438             44            546
                                 -----------       -----                    -----------  -----------                   -----------
    Goodwill...................          60            0              0             60            0              0             60
                                 -----------       -----                    -----------  -----------                   -----------
  Total expense................   $   2,263    $     500             22%     $   1,763    $   1,000             44%     $   1,263
                                 -----------       -----                    -----------  -----------                   -----------
                                 -----------       -----                    -----------  -----------                   -----------

                                     WFC
                                     VS.
                                     FBS
                                 DIFFERENCE
                                 -----------
Staff/executive................   $     (45)
Data processing................         (27)
Operations.....................         (13)
Occupancy/F&E..................        (131)
Business lines:
Retail.........................        (188)
Payment systems................          (2)
Commercial.....................         (74)
Trust..........................         (20)
                                 -----------
  Total business lines.........        (284)
                                 -----------
    Goodwill...................           0
                                 -----------
  Total expense................   $    (500)
                                 -----------
                                 -----------

    Wells Fargo and FBS are each highly centralized, and so neither company should have an inherent advantage in the number of staff or executive personnel that can be removed from First Interstate following a transaction. Wells Fargo nevertheless estimates that it can eliminate 92% of these cost components, compared to 66% for FBS. In data processing, an area where FBS believes the compatibility of its multi-state systems with those of First Interstate provide it with an advantage (see "Technological Advantages"), Wells Fargo forecasts a 51% cost reduction, versus 39% for FBS.

    FBS believes that Wells Fargo's projections for achievable cost reductions in First Interstate's business operations are even more unrealistic. Even though approximately 36% of First Interstate's branches are in California, Wells Fargo estimates that it could cut 42% of First Interstate's total retail cost base. In the customer-sensitive businesses of commercial banking and trust management, Wells Fargo apparently intends to attempt to eliminate 55% and 37% of the associated cost bases, respectively. These asserted reductions, which aggregate $121 million, would necessarily come from First Interstate's line operations, the primary source of customer relations in these businesses because Wells Fargo has separately estimated data processing and operations savings. FBS believes that such an aggressive cost-cutting approach would likely result in irreversible revenue deterioration. To avoid this result, FBS envisions only modest 10% expense reductions in First Interstate's commercial and trust businesses. For its part Wells Fargo proposes to make deep cuts in First Interstate's commercial lending and corporate trust businesses and nevertheless claims in the Wells S-4 that it "sees substantial revenue growth opportunities" in these areas. Despite the assertions of Wells Fargo to the contrary, these goals are plainly irreconcilable.

    Further evidence of the unrealistic nature of Wells Fargo's projected expense reductions is apparent from an examination of the savings presumed by Wells Fargo to be generated through the reduction of full-time equivalent employees ("FTEs"). The following chart summarizes the contrasting assumptions of FBS and Wells Fargo in this regard:

                         EMPLOYEE REDUCTION COMPARISON

                                                            FIRST                 FBS                         WFC (A)
                                                         INTERSTATE   ----------------------------  ----------------------------
                                                         -----------      FTE         REDUCTION         FTE         REDUCTION
                                                          1996 BASE    REDUCTION     PERCENTAGE      REDUCTION     PERCENTAGE
                                                         -----------  -----------  ---------------  -----------  ---------------
Staff/executive........................................       1,244          850             68%         1,186             95%
Data processing........................................         896          450             50            596             67
Operations.............................................       7,946        2,280             29          2,549             32
Business lines:
  Retail...............................................      13,216        1,830             14          5,551             42
  Payment Systems......................................         498          250             50            263             53
  Commercial...........................................       2,900          290             10          1,635             56
  Trust................................................       1,300          130             10            459             35
                                                         -----------       -----                    -----------
Total business lines...................................      17,914        2,500             14          7,908             44
                                                         -----------       -----                    -----------
Total FTE..............................................      28,000        6,080             22%        12,239             44%
                                                         -----------       -----                    -----------
                                                         -----------       -----                    -----------

------------------------------
(a) Determined by applying FBS's ratio of FTE reductions to total cost reductions to Wells Fargo's anticipated total cost reductions in First Interstate's estimated 1996 expense base.

    As indicated above, FBS projects that Wells Fargo would have to terminate approximately 12,000 First Interstate employees to achieve its published level of cost reductions. This approach doubles the reductions expected following the Merger. FBS does not believe that Wells Fargo could effectively operate First Interstate with just over half of First Interstate's current employees, particularly when Wells Fargo has no presence in 12 of the 13 states in which First Interstate conducts business.

    Of particular note, Wells Fargo apparently anticipates eliminating 56% of First Interstate's commercial loan officers (1,635 FTEs). Given that, at September 30, 1995, FBS (pro forma with

FirsTier Financial, Inc.) had $13.3 billion, Wells Fargo had $18.5 billion and First Interstate had $16.1 billion of commercial and commercial real estate loans, it is highly doubtful that Wells Fargo could expect to eliminate more than five times as many of First Interstate's commercial loan personnel than FBS without suffering serious client damage and revenue loss. Moreover, the motivation for significant personnel reductions in an area that Wells Fargo views as presenting "substantial revenue growth opportunities" is incomprehensible.

    ANALYSIS OF NET CALIFORNIA SAVINGS. FBS recognizes that, because of the branch overlap between Wells Fargo and First Interstate in California (their only common state of operations), the Wells Offer does present certain efficiencies not relevant to the Merger. FBS believes, however, that the net expense savings that could be realized by Wells Fargo because of this overlap are, in reality, only a fraction of the amount claimed by Wells Fargo. As the analysis set forth below demonstrates, even the most aggressive program of cost-cutting by Wells Fargo would not be likely to achieve expense reductions in excess of $280 million over those that could be achieved in the Merger. Further, even reductions at this level are likely to be offset in large part by an estimated $180 million in associated revenue losses. Accordingly, Wells Fargo's annual savings net of revenue loss due to its overlap in California with First Interstate are likely to approximate a maximum of $100 million, one-fourth of the amount publicized by Wells Fargo.

    In analyzing the competing claims by FBS and Wells Fargo regarding possible California expense reductions, it is important to understand that First
Interstate's California branch and business line expenses only total $495 million. Wells Fargo has reportedly stated that First Interstate's total California expense base is $1 billion. However, approximately one-half of these costs are charges originating from cost transfers from non-business line operations. Potential savings in these operations are already accounted for in the data processing and operations categories shown in the chart entitled "Projected Expense Reductions."

    Even if Wells Fargo could close every First Interstate branch, it is wholly unrealistic to expect that First Interstate's California expenses would be totally eliminated. Although branch closings would eliminate real estate and associated occupancy costs, the sales and transactions handled by the branches, and at least some of the associated personnel, must be moved to alternative locations or other delivery channels if the revenues associated with the closed branch are to be retained. Simply stated, Wells Fargo cannot realistically assume that it can close a branch, totally eliminate the associated expense and retain the related revenue.

    Because of this fundamental principle and based on its recent acquisition experience, FBS estimates that in the extremely unlikely event that Wells Fargo could close all of First Interstate's California branches, it would eliminate a maximum of 40% of the personnel expense, 100% of the occupancy costs and 40% of the other expenses associated with such branches, resulting in total savings of $275 million. Wells Fargo has reportedly asserted that it will close 85% of First Interstate's California branches if the Wells Offer is successful. Assuming Wells Fargo could achieve this aggressive target, the related cost savings would be, at most, $230 million:

                  CALIFORNIA BRANCH AND BUSINESS LINE EXPENSE
                             (DOLLARS IN MILLIONS)

                                                                                  TOTAL FIRST            ASSUMED
                                                                                  INTERSTATE         EXPENSE SAVINGS
                                                                                  BRANCH AND     ------------------------
                                                                                 BUSINESS LINE      100%
ITEM                                                                             EXPENSE BASE      CLOSING    85% CLOSING
------------------------------------------------------------------------------  ---------------  -----------  -----------
Personnel expense.............................................................     $     290      $     115    $      95
Occupancy/equipment expense...................................................           130            130          110
Other expense.................................................................            75             30           25
                                                                                       -----          -----        -----
  Total expense...............................................................     $     495      $     275    $     230
                                                                                       -----          -----        -----
                                                                                       -----          -----        -----

    Even if Wells Fargo were to achieve an additional $50 million of savings by eliminating one-half of First Interstate's California advertising and marketing expenses ($20 million) and through branch divestitures ($30 million), the efficiencies associated with consolidating the California operations of Wells Fargo and First Interstate do not approach the $500 million of additional savings over the cost reductions associated with the Merger asserted by Wells Fargo.

    Moreover, even at the more realistic level of expense reductions described above, FBS believes the revenue losses associated with combining the California operations of Wells Fargo and First Interstate would exceed the $100 million per year projected by Wells Fargo by at least $80 million annually, as shown in the following table:

                             ESTIMATED REVENUE LOSS
                             (DOLLARS IN MILLIONS)

Revenue loss due to deposit attrition (a):
  Lost interest spread (at 3.5% of deposit attrition)........................  $      88
  Lost service charges (at 1.5% of deposit attrition)........................         37
                                                                               ---------
                                                                                     125
Revenue loss due to divestitures (b):
  Lost interest spread (at 4.6% of divested deposits, including an estimated
   1.1% associated with lost loan revenue)...................................         41
  Lost service charges (at 1.5% of divested deposits)........................         14
                                                                               ---------
                                                                                      55
                                                                               ---------
    Estimated revenue loss...................................................  $     180
                                                                               ---------
                                                                               ---------

------------------------------
(a) Deposit attrition of $2.5 billion is assumed based upon 15% of the deposits in closed branches.

(b) Based upon the $900 million of divestitures discussed above. FBS believes the actual divestitures could be substantially higher).

    Further losses could be expected to result from loan attrition, additional required divestitures and the hostile nature of the Wells Offer and the negative public relations effect of the massive layoffs and branch closings planned for California by Wells Fargo if the Wells Offer is successful. FBS believes that the 15% deposit attrition rate, which corresponds to 12% of the total California deposit base of First Interstate, is conservative based on Wells Fargo's own description of deposit attrition after the 1986 Wells Fargo/Crocker National Bank ("Crocker National") transaction. During the two year period following the announcement of this acquisition, Wells Fargo experienced a 28.1% demand deposit attrition rate while closing 62% of the branches of Crocker National. For all California banks in this time period, demand deposits increased 2.2%. FBS believes that the demand deposit attrition rate is a reliable indicator of account losses following an acquisition because demand deposits are considered to be the true "core" customers of a bank and generally represent its most profitable accounts. Accordingly, it is unlikely that an acquiror would, absent regulatory concerns, intentionally seek to divest them.

                            DEMAND DEPOSIT ATTRITION
                             (DOLLARS IN MILLIONS)

                                                                                                           DEMAND
DATE                                                                                                      DEPOSITS
--------------------------------------------------------------------------------------------------------  ---------
December 31, 1985
  Wells Fargo...........................................................................................  $   3,694
  Crocker National......................................................................................      3,655
                                                                                                          ---------
    Total...............................................................................................  $   7,349
                                                                                                          ---------
                                                                                                          ---------
December 31, 1986 consolidated..........................................................................  $   8,029
                                                                                                          ---------
                                                                                                          ---------
December 31, 1987 consolidated..........................................................................  $   6,321
                                                                                                          ---------
                                                                                                          ---------
Decline from December 31, 1985 through December 31, 1987 (a)............................................  $   1,028
                                                                                                          ---------
                                                                                                          ---------
Decline as a percentage of Crocker National baseline deposits...........................................       28.1%
                                                                                                          ---------
                                                                                                          ---------

------------------------------
(a) Wells Fargo divested approximately $200 million in total deposit accounts in connection with the Crocker National transaction. The relative amounts of demand deposits and other deposits composing such divested deposits is not known. However, even if the entire $200 million of divested deposits were demand deposits, the resulting $828 million of deposit attrition corresponds to a 22.7% attrition rate for the remaining base deposits during the period under consideration.

Source: Documents publicly filed by Wells Fargo.

    Further revenue losses will be incurred as a result of Wells Fargo's planned branch divestitures. Wells Fargo's application with the Federal Reserve Board regarding the Wells Offer indicates that Wells Fargo plans to divest $900 million in deposits if its proposed transaction with First Interstate is consummated. Using this assumed $900 million figure, FBS estimates that the planned divestitures would result in expense savings of approximately $30 million and a corresponding revenue loss of $55 million. The net resulting negative impact from the divested branches is approximately $25 million.

    As a result of the foregoing analysis and as summarized below, FBS believes that the incremental savings attributable to the overlap in California between Wells Fargo and First Interstate is $100 million, hundreds of millions less than the amount claimed by Wells Fargo.

                       ANALYSIS OF NET CALIFORNIA SAVINGS
                             (DOLLARS IN MILLIONS)

                                                                                                             AMOUNT
                                                                                                           -----------
Branch closings (85% of First
  Interstate's California branches/offices) (a):
    Expense savings......................................................................................   $     230
    Revenue loss.........................................................................................        (125)
                                                                                                           -----------
      Net expense savings................................................................................         105
                                                                                                           -----------
Marketing/advertising expense reduction (50% of First Interstate total expenses).........................          20
                                                                                                           -----------
Branch divestitures (b):
  Expense savings........................................................................................          30
  Revenue loss...........................................................................................         (55)
                                                                                                           -----------
    Net expense savings..................................................................................         (25)
                                                                                                           -----------
      Subtotal expense savings...........................................................................         280
      Subtotal revenue losses............................................................................        (180)
                                                                                                           -----------
    Total net expense savings............................................................................   $     100
                                                                                                           -----------
                                                                                                           -----------

------------------------------
(a) Assumes $2.5 billion of lost deposits (15% of the deposits in the closed branches), related interest spreads of 3.5% and service charge revenues of 1.5% on deposited funds.

(b) Assumes revenue losses on $900 million of divested deposits based on interest spreads of 3.5% on deposited funds, service charge revenues of 1.5% of deposited funds and associated lost loan revenue approximating 1.1% of divested deposits.

    ADDITIONAL REVENUE SOURCES. FBS has conservatively excluded from its analysis of the Merger further sources of associated incremental revenue. For example, FBS believes that merging the balance sheets of FBS and First Interstate would immediately generate $44 million in additional revenue because FBS would replace $4 billion of higher-cost wholesale funding with First Interstate's low-cost deposits, generating $32 million in revenue. An additional $12 million revenue gain would result from funding FBS's 1996 projected loan growth of $1.5 billion with First Interstate's core funding. The application of FBS's cross-product marketing approach across First Interstate's customer base also represents an area of possible future revenue growth. First Interstate currently sells approximately 2.6 products per household, as compared to 3.9 products per household for FBS. Assuming the number of products sold to First Interstate customers could be increased to the same number per household as that in effect for FBS, the additional annual revenue potential could be as much as $900 million. This additional revenue figure is based on a variety of FBS assumptions regarding the mix and profitability of the additional products sold, which FBS believes to be reasonable, and would take a number of years to achieve.